BALTIMORE BANCORP

Exhibit 11 - Statement Re: Computation of Per Share Earnings

                                                                     Three Months
                                                                    Ended March 31
(Thousands of dollars, except per share data)                     1994           1993

PRIMARY:

Average shares outstanding                                       16,678        13,906

Net effect of the assumed exercise of stock options - based on
treasury stock method (1)                                           501            70

    Total                                                        17,179        13,976
Net income                                                      $ 2,510       $ 4,880
Earnings per share                                                 $.15          $.35

FULLY DILUTED:

Average shares outstanding                                       16,678        13,906

Net effect of the assumed exercise of stock option - based on
treasury stock method (2)                                           573            70

Assumed conversion of Debentures (3)                                200           200

  Total                                                          17,451        14,176
Net income                                                      $ 2,510       $ 4,880
Interest on Debentures, net of income tax effect (3)                 55            55

Net income, as adjusted                                         $ 2,565       $ 4,935
Earnings per share                                                 $.15          $.35

(1)    Using average market price.

(2)    Using the higher of the average market price or the ending price.

(3) The Company's 6.75% Convertible Subordinated Debentures are included in the calculation of fully diluted earnings per share. The 10.875% Subordinated Capital Notes are not common stock equivalents for purposes of computing earnings per share.
/TABLE
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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     BALTIMORE BANCORP





May 13, 1994                         /s/ Edwin F. Hale, Sr.
                                     --------------------------
                                         Edwin F. Hale, Sr.
                                         Chairman of the Board and
                                         Chief Executive Officer




May 13, 1994                         /s/ Joseph A. Cicero
                                     ---------------------------
                                         Joseph A. Cicero
                                         Executive Vice President and
                                         Chief Financial Officer